Exhibit 99.16

[Name]
[Address]

January ___, 2009

Craig P.R. Joffe
8225 Indian Hill Road
Cincinnati, Ohio 45243

Dear Mr. Joffe:

You are hereby notified that the undersigned consents to being named as a nominee in any consent statement or proxy statement filed by The LCA-Vision Full Value Committee with the Securities and Exchange Commission in connection with the solicitation of written consents or proxies for election of the undersigned as a director of LCA-Vision Inc. (“LCA”) and serving as a director of LCA if elected.

Very truly yours,
[Name]